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                                                                   Exhibit 10.93

                   CONFIDENTIAL INFORMATION OMITTED AND FILED
             SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION
                PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT
                       ASTERISKS (*) DENOTE SUCH OMISSIONS

                  STRATEGIC DEVELOPMENT AND MARKETING AGREEMENT

This Strategic Development and Marketing Agreement (this "Agreement") is made and entered into this 23rd day of November, 1998, by and between America Online, Inc. ("AOL") and Sun Microsystems, Inc. ("Sun").

Certain terms used in this Agreement are defined in Section 24 hereof. This agreement is confidential between the parties, provided that either party may disclose the terms of this Agreement, and any associated collateral documents, in order to comply with applicable laws and regulations, including securities laws and regulations, and further provided that either party may disclose information regarding portions of the financial provisions of this Agreement after consulting with and obtaining the approval of the other party's Executive Representative, which consent will not be unreasonably withheld or delayed. AOL and Sun hereby agree as follows:

1.0 OBJECTIVES. AOL and Sun intend to cooperate in the development and marketing of software and services in the area of electronic commerce and extended communities and connectivity ("EC(2)") to businesses worldwide. The parties intend to offer together an integrated, end-to-end solution including consumer traffic, dial-up connectivity, network services, client software, server software, computer systems, computer hardware, professional services, help desk and service and support, but, subject to the terms and conditions herein, each party would be free to offer its components in conjunction with competitive components from third-parties. As described in this Agreement, some components of such solution will be collaboratively developed, and some will be developed principally or entirely by AOL or Sun. The solution offered by the parties is expected to include traffic from AOL's multiple brands and related directory services, configurable Netcenter or AOL.Com services and information, AOL network access services, AOL instant messaging functionality, Sun support services, Sun or AOL consulting services and Netscape or AOL outsourcing services. As described in this Agreement, some components of such solution will be marketed and sold by both parties pursuant to collaborative marketing and sales plans, and some components would be marketed and sold by AOL or Sun only. The business objectives of the parties include the following:

        1.1 Establish a cooperative relationship between AOL, the world's leading internet content provider, and Sun, the world's leading network computing platform supplier, to create and deliver the best, integrated, end-to-end enterprise commerce solutions using, where appropriate, the Java and Jini technology from Sun.



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
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        1.2 Sustain and grow leadership in the browser marketplace for both consumers and the enterprise to deeply penetrate the enterprise desktop environment.

        1.3 Accelerate revenues from merchants and build deep relationships with top merchants by speeding their adoption of electronic commerce.

        1.4 Create more value from relationships with electronic commerce merchants and customers by *** creating new services revenues.

        1.5 Sustain and grow a strong electronic commerce and enterprise middleware software and services business, including developing a leading commerce software and service platform that enables powerful turnkey and customized solutions.

        1.6 Sustain and grow the Sun Solaris, SPARC, Java and Jini business technologies, as the choice for enterprises and service providers worldwide.

        1.7    *** APPROXIMATELY 3 LINES OMITTED ***

        1.8 Establish and operate productive research and development, marketing, sales and services to support this strategy.

2.0 SOFTWARE TO BE DEVELOPED. The parties intend to develop the following products:

        2.1 AOL DISTRIBUTED COMMUNICATOR CLIENT. The "AOL Distributed Communicator Client" will be a client application that will include the fullest and most robust set of features and functions of any of the client applications to be developed pursuant to this Section 2,*** APPROXIMATELY 2 LINES OMITTED ***. The AOL Distributed Communicator Client *** will include the initial Release of the AOL Distributed Communicator Client and all subsequent Releases of such application. *** APPROXIMATELY 9 LINES OMITTED ***

        2.2 THIRD PARTY COMMUNICATOR CLIENT. The "Third Party Communicator Client" will be a client application.*** APPROXIMATELY 6 LINES OMITTED *** The specification of the features and functions included in the Third Party Communicator Client may be modified from time to time by AOL, after consultation with Sun. The Third Party Communicator Client *** will include the initial Release of the Third Party Communicator Client and all subsequent Releases of such application that are commercially released during the term of this Agreement.



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        2.3 OEM COMMUNICATOR CLIENT. The "OEM Communicator Client" will be a client application incorporating a browser component, with features and functions as set forth in the Collaborative Work Plans. The OEM Communicator Client will include the initial Release of such application and all subsequent Releases of such application that are commercially released during the term of this Agreement.

        2.4 NEW BROWSER. The "New Browser" will consist of a basic browser with functions for browsing, rendering display of and accessing the Internet, including enabling access to a portal, *** APPROXIMATELY 4 LINES OMITTED ***. The functions and features to be included in the New Browser will be described in more detail in the Collaborative Work Plans. The New Browser will include the initial Release of such application and all subsequent Releases of such application that are commercially released during the term of this Agreement. *** APPROXIMATELY 3 LINES OMITTED ***

        2.5 NETWORK APPLICATION AND SERVER SOFTWARE. The "Network Application and Server Software" will consist of network applications and server software as specified in the Collaborative Development Work Plans, and will include, without limitation, an application server, email server, commerce server and directory software, as well as other software specified in the Collaborative Development Work Plans.

        2.6 COMMENCEMENT OF DEVELOPMENT. No collaborative development work shall commence pursuant to this Agreement, and Sun shall not be provided with access to any Netscape or AOL code, prior to the Closing Date.

3.0     DEVELOPMENT RESPONSIBILITIES.

        3.1 AOL DISTRIBUTED COMMUNICATOR CLIENT. AOL will develop the AOL Distributed Communicator Client, *** APPROXIMATELY 4 LINES OMITTED ***

        3.2 THIRD PARTY COMMUNICATOR CLIENT. AOL will, with assistance from Sun, develop the Third Party Communicator Client, *** APPROXIMATELY 6 LINES OMITTED ***

        3.3 OEM COMMUNICATOR CLIENT. AOL will, with assistance from Sun, develop the OEM Communicator Client,*** APPROXIMATELY 6 LINES OMITTED ***

        3.4 NEW BROWSER. AOL will, with assistance from Sun, develop the New Browser, *** APPROXIMATELY 8 LINES OMITTED ***



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        3.5 NETWORK APPLICATION AND SERVER SOFTWARE. AOL and Sun will collaboratively develop the Network Application and Server Software, *** APPROXIMATELY 3 LINES OMITTED ***. AOL and Sun shall cooperate and coordinate their development efforts so that, to the extent commercially reasonable, the Client Software shall be compatible with and support the interfaces, protocols and APIs of the Network Application and Server Software in the Product Suites and vice versa.

        3.6 JAVA TECHNOLOGY. The parties agree to use reasonable efforts to modify the existing Netscape browser to develop the New Browser to incorporate, for each System Platform, the most current release available of the complete Java Runtime Environment (JRE) on all System Platforms for which Sun has a JRE available. The parties agree to use all reasonable efforts to ensure that Java code executing on the JRE so invoked has the same access privileges and capabilities as Java code running native on the operating system and can display user interfaces within the browser window consistent with the user experience of running Java applets today, provided that Sun provides such JRE to AOL, *** in binary form in a fully operational and commercially viable form. Without limiting the foregoing, AOL shall have no obligation to incorporate into any browser any JRE provided by Sun that fails to operate properly on the applicable System Platform for such version of such browser due to the fault of Sun or any party other than AOL, or *** or which would cause a material degradation in the performance characteristics of such browser relative to competitive browsers in the marketplace, or which cannot ***APPROXIMATELY 8 LINES OMITTED*** Without limiting the foregoing, with respect to the *** AOL shall have no obligation to ***APPROXIMATELY 3 LINES OMITTED*** Sun agrees to provide error corrections and bug fixes for the JREs on all supported System Platforms pursuant to its standard terms of support (but without fee to AOL). In the event Sun fails to provide such error corrections and bug fixes in a timely commercially reasonable manner, Sun shall, pursuant to the TLDA entered into between AOL and Sun, provide AOL with the source code, test suites and related development tools for such JREs and the right to use such source code, test suites and related development tools for the purpose of supporting and maintaining such JREs in accordance with the TLDA. Sun agrees to use reasonable efforts to *** In order to permit the binary JRE to be integrated into such browsers, AOL agrees to use reasonable efforts to incorporate and support the Open Java Interface in such browsers. AOL and Sun agree to collaborate and consult with one another and to cooperate with one another in good faith in an effort to define and integrate this interface into such browsers for use by the JREs in such browsers. AOL further agrees that if such incorporation of the JRE is successfully implemented in a version of such browser for any applicable System Platform, AOL will incorporate such version of such browser in the versions of the OEM Communicator Client, Third Party



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        Client and AOL Distributed Communicator Client for such System Platform *** If the JRE is so incorporated in the OEM Communicator Client, Third Party Client or AOL Distributed Communicator Client, and AOL elects to distribute any version of such product via download, such version shall either be the JRE enabled version of such product, or AOL will make the JRE enabled version of such product available for download in addition to any non-JRE enabled version of such product made available for download. If the JRE is so incorporated in the OEM Communicator Client, Third Party Client or AOL Distributed Communicator Client, and AOL elects to distribute any version of such product via CD-ROM, the version of the product distributed by AOL via CD-ROM will be such JRE-enabled version, to the extent contractually permissible and subject to size limitations, and provided that AOL shall have no obligation to require that its OEMs include the JRE-enabled version. AOL shall have the right to distribute via download a smaller version of the New Browser without the JRE, provided such version has hooks that permit the user optionally to download and install the JRE. AOL will consider as part of the Collaborative Development Work Plans whether to expose to the JRE all public and private developer interfaces within the browser (including, without limitation those in NSHTML.DLL), but shall have no obligation to do so. AOL's obligations pursuant to this Section 3.6 are conditioned upon Sun's granting to AOL *** any rights to Java technology necessary to comply with this Section 3.6. In the event of any inconsistency or conflict between this Section 3.6 or Section 9.8.1 of this Agreement and the TLDA entered into between Sun and AOL, the terms of this Section 3.6 and the terms of Section 9.8.1 shall control.

        3.7 INTENT TO DEVELOP LEADING PRODUCTS. The parties agree to use their reasonable efforts to maintain the existing Netscape browser and the New Browser as competitive alternatives to the browser component of Internet Explorer from Microsoft, and agree that it is their intention to make all products developed and distributed pursuant to this Agreement leading and competitive products in their respective product categories.

        3.8 JRE BUNDLING ON CD-ROMS. On any CD-ROMs on which AOL ships the AOL classic client and on which AOL provides installation options permitting third party software other than AOL classic client software to be a separate installable item, ***APPROXIMATELY 3 LINES OMITTED*** AOL agrees, subject to any third party contractual limitations, to use reasonable efforts to co-package the latest version of the JRE with such client and to offer to users an installation option to install such JRE, provided that the JRE meets commercially reasonable standards making it suitable for inclusion and installation, including without limitation reasonable quality assurance and size limitations. AOL shall have no obligation to display such installation option until after



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        the user has gone through any included registration process for any AOL Service Offering. AOL will also consider including*** APPROXIMATELY 6 LINES OMITTED ***

        3.9    DESIGN OF CLIENTS. *** APPROXIMATELY 7 LINES OMITTED ***.

        3.10 THIRD PARTY COMPONENTS AND PROTOCOLS; DIVERGENCE OF DEVELOPMENT. In the event AOL (i) elects to use third party software or technology for core functionality and features of the browser component of any of the Client Software, (ii) adopts and maintains protocols or interfaces that are inconsistent with Sun's reasonable server-dictated requirements; or
        (iii) fails to support protocols or interfaces that are reasonably required by Sun's server-dictated requirements, Sun shall have the right, but not the obligation, to have AOL provide to Sun the source code, test suites, and related development tools reasonably required for Sun to pursue independent development of a browser based on the Existing Netscape Software and/or Collaborative Software and to create client applications incorporating such independently developed Sun browser. Any resulting products developed by Sun shall be deemed to constitute Designated Collaborative Software for purposes of this Agreement.

4.0     SALES AND MARKETING.

        4.1     CUSTOMERS.

                4.1.1 GENERAL. In accordance with the Marketing and Sales Plan, the parties will work together to actively market Product Suites, as well as other related products, including Sun, Netscape, and AOL products and services, to customers.

                4.1.2 AOL COMMITTED SALES FORCE. Sun acknowledges that AOL intends to commit an AOL sales force to target sales by AOL to AOL EC Service Opportunities. Such sales force may consist of (i) AOL interactive marketing sales personnel and (ii) the current Netscape Netcenter sales personnel. AOL shall bear all costs of such committed sales force. Sun shall provide reasonable assistance to AOL, as reasonably requested by AOL from time to time, in connection with this AOL committed sales effort. Sun shall provide such assistance through the sales and marketing resources that Sun is required to provide pursuant to the provisions of Section 4.1.3 and the Marketing and Sales Plan, which may include access to and participation of Sun employees who are not part of the collaborative



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                        sales team, such as Sun technical personnel. Sun also
                        acknowledges that AOL intends to maintain a professional services group to support AOL EC Services Opportunities independent of any persons providing collaborative services pursuant to this Agreement.

                4.1.3 COLLABORATIVE SALES. AOL and Sun shall each form their own respective sales forces targeting sales of the Product Suites to non AOL EC Service Opportunities. The AOL collaborative sales force shall consist of AOL and Netscape enterprise sales and marketing, professional services and technical support personnel selected by AOL. The Sun collaborative sales force shall consist of Sun sales personnel selected by Sun. The AOL and the Sun collaborative sales forces shall both sell only off a common pricelist and on standard terms and conditions, with such pricelist and terms and conditions to be designated by the Lead Executive for marketing and sales. Each of AOL and Sun will, as specified in the Marketing and Sales Plan, commit specified target levels of sales and marketing resources (personnel and a portion of marketing budget) to the staffing and support of their respective collaborative sales forces and coordinate the efforts of their respective collaborative sales forces. In addition, Sun will support the collaborative sales activities of the AOL collaborative sales force with respect to any Sun products and services, which may include access to and participation of Sun employees who are not part of the collaborative team, such as Sun technical personnel, and AOL will support the collaborative sales activities of the Sun collaborative sales force with respect to AOL Services Offerings, which may include access to and participation of AOL employees who are not part of the collaborative team, such as AOL technical personnel.

                4.1.4 SHARING OF REVENUES COLLECTED FROM CUSTOMERS. Subject to the provisions of Section 4.2, revenues from the sale or license of products or services shall be shared as set forth below. Each party acknowledges that these provisions are intended to reflect how revenues are allocated and are not controlling as to which revenues are recognized by which parties, which recognition shall be at the sole discretion of each party in accordance with Generally Accepted Accounting Principles.

                        4.1.4.1 AOL AND NETSCAPE SOFTWARE AND ASSOCIATED
                                SERVICES. AOL will receive 100% of the revenues (and pay all of the associated cost of goods) collected from any sale or license of AOL and Netscape products and Associated Services, including without limitation from sales or licenses of the AOL Distributed Communicator Client and Associated Services (but excluding



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
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                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


                                Existing Netscape Software and Existing Netscape Software Upgrades and Associated Services), less a sales commission equal to *** of such revenues which shall be payable to Sun if a Sun salesperson was primarily responsible for making the sale of the AOL products or Associated Services.

                        4.1.4.2 THIRD PARTY COMMUNICATOR AND EXISTING NETSCAPE
                                SOFTWARE AND ASSOCIATED SERVICES. AOL will receive 100% of the revenues (and pay all of the associated cost of goods) collected from any sale or license of the Third Party Communicator and Associated Services and Existing Netscape Software and Existing Netscape Software Upgrades and Associated Services, less a sales commission equal to *** of such revenues, which shall be payable to Sun if a Sun salesperson not on the collaborative marketing and sales force was primarily responsible for making the sale of the AOL products or Associated Services.

                        4.1.4.3 SUN SOFTWARE AND SERVICES. Sun will receive 100%
                                of the revenues collected (and pay all of the costs of goods) from any sale or license of Sun software and professional services, less a sales commission equal to *** of such revenues, which shall be payable to AOL if an AOL salesperson was primarily responsible for making the sale of the Sun products or Associated Services. This
                                Section 4.1.4.3 shall not apply to "Sun
                                Products" as defined in the Service Provider
                                Agreement between the parties of even date herewith.

                        4.1.4.4 DESIGNATED COLLABORATIVE SOFTWARE AND SERVICES.
                                AOL will receive *** of the Gross Margin collected from any sale or license of Designated Collaborative Software products and Associated Services and Sun will receive *** of the Gross Margin collected from such sales or licenses. Whichever party to this Agreement enters into the sales contract with the customer will receive the revenues from such contract and remit *** of the Gross Margin to the other party as provided in this Section.

                        4.1.4.5 SALES BONUS. To the extent the amounts payable
                                to AOL in any quarter that are applied to the Minimum Commitment exceed one



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                                hundred twenty-five percent (125%) of the
                                applicable Minimum Commitment for such quarter as set forth in Section 4.5, Sun shall, in addition to any other amounts payable by Sun to AOL, pay to AOL a bonus equal to*** of the amount by which such amounts payable to AOL exceed one hundred twenty-five percent (125%) of the applicable Minimum Commitment for such quarter.

                4.1.5 MARKETING CO-OP FEE. During the term of this Agreement, as consideration for the marketing and selling of Sun products and services and the products and services developed under the Collaborative Activity, Sun will pay AOL a marketing co-op fee, which shall be applied as determined by AOL. The marketing co-op fee shall be Ten Million Dollars ($10,000,000) for the first year following the Closing Date, Ten Million ($10,000,000) for the second year following the Closing Date, and Ten Million Dollars ($10,000,000) for the third year following the Closing Date, payable each year in quarterly payments as provided in Section 8.l.

        4.2     ADDITIONAL REVENUE DETERMINATION AND ALLOCATION PROVISIONS

                4.2.1 REVENUE CALCULATION. For purposes of determining the appropriate revenue or Gross Margin allocation under
                        Section 4.1.4, in cases where a single product or service is sold, the revenues received shall be deemed to equal the gross revenues (before sales commission) collected from the end user or the OEM customer and the Gross Margin shall be calculated in accordance with
                        Section 21.20. In cases where multiple products or services are sold in a bundled sale, the revenues per product or service will be calculated by computing the overall discount (or ***, whichever is lower) from list price for the bundled sale (or the aggregate sum of the list prices for each individual component in the bundled sale, if there is no list price for the bundled sale) and applying that discount to the list price for the product. *** APPROXIMATELY 10 LINES OMITTED ***.

                4.2.2 SPECIAL REVENUE ALLOCATIONS. Notwithstanding anything to the contrary herein, including without limitation the provisions of Section 4.1.4, AOL shall retain all collected revenues from existing Netscape OEM and customer contracts (including without limitation revenues collected in connection with any existing service, development, support, maintenance, reseller, VAR, OEM and other contracts) and existing contracts for the



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                        sale and distribution of Existing Netscape Software and
                        any updates, enhancements and/or new releases thereof. As used in this Section 4.2.2, the term "existing contracts" shall mean any contracts entered into on or before the Closing Date for the duration of the remaining term of such contracts as well as any extensions or renewals of the term of such contracts to the extent the customer or OEM elects to exercise any unilateral right of extension or renewal contained in such existing contracts. AOL and Sun each shall retain their existing customer contracts for the Netscape client software, with all service, maintenance and support provided by AOL, to the extent Netscape is obligated to provide such service, maintenance and support under existing service, maintenance and support agreements, and all service, maintenance and support provided by Sun, to the extent Sun is obligated to provide such service, maintenance and support under existing service, support and maintenance agreements. AOL and Sun will each have the right to fulfill its respective obligations under existing contracts, notwithstanding anything to the contrary contained in this Agreement

        4.3 PRIORITY OF MARKETING BY SUN. In conducting its marketing activities, Sun shall prioritize the marketing of the following client products, where they exist for the customer platform, in the following manner:

                (a) As part of the standard Product Suites offering and any other time Sun is marketing, distributing or selling a browser component, Sun will give first priority to the marketing and sale of ***.

                (b) If a customer indicates that it does not want ***,Sun will next attempt to market and sell ***.

                (c) If a customer indicates that it does not want ***, Sun will next attempt to market and sell ***.

        *** APPROXIMATELY 7 LINES OMITTED ***

        4.4 AOL SERVICE COMPONENTS AND SERVICE OFFERINGS. AOL and Sun each agrees actively to market, promote and support the Product Suites. Without limiting the foregoing, Sun will actively market, promote and support the AOL Service Components and AOL Service Offerings that are incorporated into products comprising the Product



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        Suites in connection with its marketing, promotion and sales of the
        Product Suites, provided that Sun customers will not be required to use or maintain any AOL Service Components included in the Product Suites. Notwithstanding anything to the contrary herein, including without limitation the provisions of Section 4.1.4, AOL shall retain all collected revenues related to or derived from sales or licenses of AOL Service Components and AOL Service Offerings. Neither Sun nor the collaborative sales team shall have any right to sell any AOL Service Offerings without AOL's prior written consent, and AOL shall have no obligation to provide such consent.

        4.5 MINIMUM REVENUE COMMITMENTS BY SUN. Sun will commit that, during the term of this Agreement, the total of the net amounts paid per year to AOL under Sections, 4.1.4.2, 4.1.4.4, 9.6.2 (including, without limitation, net of commissions payable to Sun sales personnel) and under
        4.2.2 (which includes revenues derived by AOL from the sale of Existing Netscape Software and Existing Netscape Software Upgrades and Associated Services), will be not less than Three Hundred Twelve Million Dollars ($312,000,000) for the first year following the Closing Date, Three Hundred Thirty Million Dollars ($330,000,000) for the second year following the Closing Date, and Three Hundred Thirty Three Million Two Hundred Fifty Thousand Dollars ($333,250,000) for the third year following the Closing Date, payable in quarterly minimum payments the ("Minimum Commitment") as set forth in Section 8.1.

        4.6 PENETRATION RATE FOR BUSINESS DESKTOP. So long as certain specified milestone deliverable dates are satisfied as set forth in the Collaborative Development Work Plans, Sun shall use all reasonable efforts to achieve penetration of enterprise desktops by the Third Party Communicator Client and AOL Distributed Communicator Client as set forth in the Marketing and Sales Plan as mutually-agreed in writing prior to the Closing Date, including without limitation bundling the Third Party Communicator with Sun's Solaris operating system, actively promoting the Third Party Communicator on Sun's website, and such other actions as Sun normally takes to promote and market its products, provided that Sun shall be relieved of such obligations to achieve such penetration if Sun embarks on a divergent development path with respect to the Third Party Communicator Client pursuant to Section 3.10. If the agreed level of penetration is not achieved, Sun will take reasonable steps (e.g., increased marketing, promotion and salesforce incentives) to increase the penetration rate to the required level within six months; provided that, if Sun believes that the failure to achieve the requisite level of penetration was due to factors beyond its reasonable control and/or that the penetration rate shortfall cannot reasonably be remedied through increased marketing and promotion unless additional remedial action is also taken during such six month period, Sun will so inform AOL and the parties shall discuss Sun's concerns and attempt to agree through good faith negotiation on an appropriate plan to increase the penetration rate within such six month period. Such plan may include actions by Sun and/or AOL, depending on the circumstances. The Executive Representatives shall facilitate such negotiation. If either



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        Executive Representative believes that negotiation will not succeed in a timely fashion, he or she may refer such dispute to the two chief executive officers to resolve. The Incentive Plan referred to in Section
        13.1 will set forth the method by which Sun will provide incentives to its sales force to achieve the requisite penetration rate. The escalation procedures set forth in this Section 4.6 shall constitute AOL's sole and exclusive remedy for any failure to achieve the specified target penetration rate.

        4.7 MARKETING AND SALES PLAN. The Marketing and Sales Plan will set forth a detailed description of how the two sales and marketing teams (i.e., the sale forces described in Sections 4.1.2 and 4.1.3, respectively) will collaborate, including the initial sales force compensation and incentive plans (as further described in Section 13.1) to be implemented independently by the parties, the goal of which will be to provide appropriate incentives for the sales forces to meet and exceed the Minimum Commitments.

        4.8 WARRANTIES, INDEMNIFICATION AND SUPPORT. Sun shall have the exclusive right to provide and will provide all warranty and support services in connection with sales and licenses (other than pursuant to existing contracts as set forth in Section 4.2.2) by the collaborative sales force and by the dedicated AOL sales force of the Product Suites, including warranty and support services for supported Systems Platforms other than the Sun Systems Platform, which may include Systems Platforms such as Windows NT, HP-UX, Linux and IBM AIX. Sun will fulfill warranty and support obligations in connection with all sales and licenses by AOL arising from sales by the collaborative sales force and by the dedicated AOL sales force of the Product Suites (other than pursuant to existing contracts as set forth in Section 4.2.2). In consideration of Sun's providing such support services, AOL will pay to Sun the sum of One Million Dollars ($1,000,000) per month during the term of this Agreement. In addition, Sun will, at the request of AOL, fulfill warranty and support obligations for existing contracts as set forth in
        Section 4.2.2 ***. Such support services shall include frontline technical support, including call receipt, call screening, installation assistance, problem identification and diagnosis, and other standard support services customarily provided by Sun's twenty-four hour per day, seven day per week support center. Backline escalation support shall be provided by the collaborative development team. Sun shall defend, indemnify and hold AOL harmless from all third party claims and allegations relating to alleged breach or failure to provide support services or breach of support service obligations under Sun's standard maintenance contracts under which it is obligated to support the Product Suites. AOL will promptly notify Sun in writing of any such claim or allegation giving Sun the sole right of defense and settlement, and will assist Sun, at Sun's expense (except for the value



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


        of time of AOL employees), to defend or settle such claim or allegation. AOL shall have the right to employ separate counsel and to participate in the defense of such claim at its own cost. Sun shall not be liable for litigation expenses of or settlements by any third parties unless Sun agrees in writing.

5.0     MANAGEMENT PROCESS FOR DEVELOPMENT AND SALES AND MARKETING.

        5.1 EXECUTIVE REPRESENTATIVES. Each party shall designate a senior executive reporting to its chief executive officer, president or chief operating officer as its Executive Representative to the other for the purpose of this Agreement. AOL's initial Executive Representative shall be David Colburn, and Sun's initial Executive Representative shall be William J. Raduchel. The Executive Representatives shall collaboratively report quarterly in writing (which may be electronic) to both chief executive officers on the progress of development under this Agreement and shall work to facilitate cooperation between the parties to achieve the development goals of this Agreement. The chief executive officers shall consult prior to changing the Executive Representatives.

        5.2 EXECUTIVE MEETING. In January and July of each year, the chief executive officers and the relevant members of their management teams including the Executive Representatives shall meet to review the development progress and sales and marketing progress under this Agreement. The January meetings shall be in California hosted by Sun and the July meetings in Virginia, hosted by AOL. The host Executive Representative shall be responsible, in consultation with the participants and the other Executive Representative, for organizing such meeting and establishing its agenda.

        5.3 MANAGEMENT PROCESS FOR CLIENT SOFTWARE DEVELOPMENT AND NETWORK APPLICATION AND SERVER SOFTWARE DEVELOPMENT.

                5.3.1 LEAD EXECUTIVES. The initial Lead Executives and Deputy Lead Executives for each major component ("MC") of the collaborative development activity are set forth in Sections 5.3.3 and 5.3.4. Future Lead Executives will be designated by AOL after consultation with Sun. AOL shall have the right, after consultation with Sun, to replace the Lead Executive for either MC at any time if in its good faith judgement such action is in the best interests of the parties. The Lead Executive and Deputy Lead Executive must be replaced by a person of similar rank and stature unless the parties otherwise agree. The Lead Executives and Deputy Lead Executives shall not be changed prior to the Closing Date.

                5.3.2 POWERS OF DEVELOPMENT LEAD EXECUTIVES; DEPUTY LEAD EXECUTIVES. The Lead Executive shall maintain and revise the corresponding



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                        Collaborative Development Work Plan for each MC in
                        accordance with its terms and will have the right, after consultation with the Deputy Lead Executive, to designate the project leader for each major project and to establish teams and team leaders for various development projects. For each Lead Executive there shall be a Deputy Lead Executive. The Deputy Lead Executive shall be assigned by the party other than the party employing the Lead Executive, after consultation with the Lead Executive. Each party shall structure all employees and resources for each MC under the Lead Executive or Deputy Lead Executive for that MC, and the Lead and Deputy Lead Executives and project leaders shall direct such resources in accordance with and to achieve the objectives of the Collaborative Development Work Plan.

                5.3.3 CLIENT SOFTWARE. The initial Lead Executive for the Client Software MC shall be Barry Schuler. The Lead Executive for the Client Software MC shall have the right, after consultation with the Deputy Lead Executive, to make all decisions with respect to the design and development of the Client Software and the New Browser, including without limitation the features and functions to be included in each such product design and all decisions regarding development priorities and resource allocation.

                5.3.4 NETWORK APPLICATION AND SERVER SOFTWARE. The initial Lead Executive for the Network Application and Server Software MC shall be Ed Zander. As part of the Collaborative Development Work Plans, with the consent of each party through its Lead Executive or Deputy Lead Executive, which consent shall not be unreasonably withheld or delayed, the Lead Executive will establish mutually agreeable targets for development of the Network Application and Server Software. It is AOL's present intention not to replace the initial Lead Executive for Network Application and Server Software unless such development targets are missed in a material fashion, but AOL shall have the right, after consultation with Sun, to replace the Lead Executive for the Network Application and Server Software MC at any time after the Closing Date. The Lead Executive for the Network Application and Server Software may be an employee of either party. In selecting the project leader and team leaders for various development projects to be undertaken in the development of the Network Application and Server Software, the Lead Executive for the Network Application and Server Software shall appoint a significant number of AOL employees as project and/or team leaders.

                5.3.5 COLLABORATIVE DEVELOPMENT WORK PLANS. Prior to the Closing Date, the Lead Executive and Deputy Lead Executives shall establish and attach



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                        hereto as Schedule 5.3 the initial Collaborative
                        Development Work Plans for the two MCs of the initial Collaborative Development Activity (consisting of an MC for Client Software development and an MC for Network Application and Server Software development), setting forth the objectives, principal deliverables of each such MC and providing for priorities in going forward. Changes to the principal deliverables or priorities sections of the Collaborative Development Work Plan for Network Application and Server Software shall require the consent of both parties not to be unreasonably withheld or delayed, but all other changes to such Collaborative Development Work Plans may be made by the Lead Executive for the applicable MC after consultation with the Deputy Lead Executive for such MC. In making such changes, the Lead Executive must act solely in accordance with the terms and objectives of this Agreement.

                5.3.6 CROSS PLATFORM DEVELOPMENT. Understanding that it is the parties' intention to offer cross platform solutions, the parties shall, to the extent commercially reasonable, develop the Client Software and the Network Applications and System Software to operate on a variety of System Platforms, including the Sun System Platform as well as other Systems Platforms including Windows NT, IBM AIX, Linux, HP-UX and other Systems Platforms. Any decision to support a platform other than Solaris or Windows NT shall require a financial analysis showing a reasonably appropriate return on investment, and in all cases all Collaboratively Developed Software at the date of first customer shipment must ship on Solaris.

                5.3.7 NON-DISCLOSURE; LIMITATIONS ON WORK ON OTHER DEVELOPMENT. All individuals engaged in Collaborative Development Activities will be prohibited from using or disclosing any confidential information or trade secrets learned or developed in the course of such Collaborative Development Activities other than in the course of their work on the Collaborative Development Activities or their work for AOL or Sun, respectively. AOL and Sun each acknowledges that the parties may have to establish procedures and/or enter into supplemental confidentiality agreements to address issues that may arise in connection with Collaborative Development Activities, such as, by way of example, the use of confidential information of third parties which one party may not have the right to disclose to the other party. In addition, AOL and Sun each agrees that after it has assigned developers to the Collaborative Development Activities, it shall use reasonable efforts to keep such individuals assigned to the Collaborative Development Activities, and




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                        AOL and Sun each agrees that it will not reassign
                        multiple employees engaged in the Collaborative Development Activities to work on similar or competitive development activities for other customers, clients, or strategic partners. If AOL or Sun reassigns an individual employee to work on similar or competitive development activities for a customer, client, strategic partner or other third party, such party to this agreement shall advise the customer, client, strategic partner or other third party that such employee was involved in similar or competitive development activities pursuant to this Agreement and that such individual is subject to a confidentiality and non-disclosure agreement prohibiting such individual from using or disclosing any confidential information or trade secrets learned or developed in the course of such Collaborative Development Activities.

                5.3.8 PROTECTION OF SOFTWARE. AOL and Sun will agree on procedures so that development is conducted in a such a manner that AOL Service Components, other AOL and Netscape proprietary software, Sun software, and the Collaborative Software are not inadvertently placed in the public domain or required to be publicly disclosed pursuant to the Mozilla Public License or Netscape Public License. Both parties shall comply with such procedures, and notwithstanding anything to the contrary contained in this Agreement, in no event may a Lead Executive make any decision to implement development in a manner inconsistent with such procedures without the written consent of both AOL and Sun, which either party may withhold in its sole discretion.

        5.4     MANAGEMENT PROCESS FOR SALES AND MARKETING.

                5.4.1 MARKETING AND SALES PLANS. An initial draft of the Marketing and Sales Plan for the Collaborative Marketing and Sales Activity will be mutually agreed upon prior to the Closing Date by the Lead Executive and Deputy Lead Executive for marketing and sales, setting forth the objectives and targets, and principal methods for marketing and sales of the Product Suites and components thereof. Major substantive changes to such initial Marketing and Sales Plan shall require the consent of both parties, such consent not to be unreasonably withheld, but any minor changes may be made by the corresponding Lead Executive after consultation with the Deputy Lead Executive. In making such changes, the Lead Executive must act solely in accordance with the terms and objectives of this Agreement. The Lead Executive and Deputy Lead Executive shall not be changed prior to the Closing Date.




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                5.4.2   POWERS OF MARKETING AND SALES LEAD EXECUTIVE. The Lead
                        Executive for Marketing and Sales shall maintain and revise the Marketing and Sales Plan in accordance with its terms. For each Lead Executive there shall be a Deputy Lead Executive. The Deputy Lead Executive shall be assigned by the party other than the party employing the Lead Executive. The Lead Executive for Marketing and Sales, after consultation with the Deputy Lead Executive for Marketing and Sales, shall have the right to establish projects and teams and project and team leaders for various major sales efforts ("SE's") of the Marketing and Sales Plan. Each party shall structure all employees and resources of such party's respective collaborative sales team under the Lead Executive or Deputy Lead Executive, and the Lead Executive and Deputy Lead Executives and their subordinates shall direct such resources in accordance with and to achieve the objectives of the applicable Marketing and Sales Plan.

                5.4.3 LEAD EXECUTIVES. The initial Lead Executive for Marketing and Sales shall be Ed Zander. The initial Deputy Lead Executive for Marketing and Sales shall be Barry Schuler. As part of the Marketing and Sales Plans, AOL and Sun will establish mutually agreeable targets for marketing and sales of the Product Suites. It is AOL's present intention not to replace the initial Lead Executive for Marketing and Sales unless such targets are not met, but AOL shall have the right, after consultation with Sun, to replace the Lead Executive for Marketing and Sales at any time after the Closing Date. In the event replaced, the Lead Executive and Deputy Lead Executive may only be replaced by a person of similar rank and stature unless the parties otherwise agree. The Lead Executive for Marketing and Sales must be an employee of either AOL or Sun.

                5.4.4 COORDINATION. The AOL collaborative sales force and the Sun collaborative sales force shall coordinate their sales efforts and endeavor to cooperate with one another to achieve maximum sales of the Product Suites in accordance with the Marketing and Sales Plan.

                5.4.5 CROSS PLATFORM MARKETING AND SALES. The collaborative sales forces of AOL and Sun will be trained and knowledgeable about and shall, to the extent commercially reasonable, actively market and promote the sale or license of the Product Suites on the Sun Systems Platform, Windows NT and on a variety of other System Platforms to which the Product Suites have been ported, which may include IBM AIX, Linux, HP-UX and other Systems Platforms, which marketing and promotion shall include efforts to license the Product Suites on an OEM basis.



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6.0     OTHER DEVELOPMENT AND MARKETING RIGHTS AND LIMITATIONS.

        6.1 AOL. During the term of this Agreement, AOL will market Network Application and Server Software only to AOL EC Service Opportunities and only to enable such opportunities. In sales to AOL EC Service Opportunities made by AOL personnel, AOL may elect to have the sales and licensing agreements for the goods and services sold be between the customer and AOL or may elect to have such agreements be between Sun and the customer. AOL shall have the unrestricted right to market and distribute the Client Software and New Browser during and after the term of this Agreement in any manner whatsoever, including without limitation through OEM licensing arrangements.

        6.2 SUN. During the term of this Agreement, Sun will have the right to market, including through reseller and OEM arrangements, the Collaborative Software through the Collaborative Marketing and Sales Activities as well as its independent sales force, subject to the provisions of Section 4.1.4.

        6.3 SUN DEVELOPMENT. Subject to the provisions of Sections 6.6 and 6.7, Sun is free to develop at its own expense additional client, server and application software, functionality and features for EC(2). Any such software developed by Sun independently which is not a derivative work of the Existing Netscape Software or the Collaborative Software and was not developed pursuant to any Collaborative Development Work Plan shall not constitute Collaborative Software or Designated Collaborative Software, and Sun shall own such independent developments and all proprietary rights therein.

        6.4 AOL DEVELOPMENT. AOL is free to develop at its own expense and to collaborate with one or more third parties in developing additional client, server and application software, and functionality and features for electronic commerce and extended communities and connectivity, including without limitation software based on and derived from the Existing Netscape Software. Any such software developed by AOL independent of any Collaborative Development Work Plan shall not constitute Collaborative Software or Designated Collaborative Software, and AOL shall own such independent developments and all proprietary rights therein.

        6.5 REPLACEMENT OF IE BROWSER. To the extent contractually permissible, AOL will periodically evaluate replacing the browser component of Microsoft Internet Explorer browser with the New Browser in the AOL classic online service offering and to use the New Browser in clients for other brands such as ICQ and CompuServe, provided that the parties acknowledge that AOL has no present intention to make any such replacement or use and shall have no obligation to make any such replacement or use, and that it is AOL's present expectation that it will not seek to terminate or limit its present agreement




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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        and may seek to renew and/or extend and expand its present agreement with Microsoft Corporation to continue to distribute Microsoft Internet Explorer. It is acknowledged that among the critical issues for AOL in evaluating the merits of any such possible replacement would be *** APPROXIMATELY 8 LINES OMITTED ***

        6.6 NO DEVELOPMENT OR MARKETING OF COMPETITIVE CLIENTS. Except as provided in Section 3.10, for any System Platform for which AOL implements, in the OEM Communicator Client and Third Party Communicator Client, the most recent version of Sun's JRE pursuant to Section 3.6, Sun shall not during the term of this Agreement, directly or indirectly through any third party, develop, market, advertise, or distribute any software product or assist in advertising, marketing, or distributing any software product on such System Platform (including without limitation any other browser component) including or bundled with features and functions which make it competitive with a desktop client such as the client for the AOL classic online service, AOL Distributed Communicator Client, the Third Party Communicator Client, the OEM Communicator Client or Microsoft Internet Explorer (as it continues to evolve away from a browser to a fully featured online desktop client),*** APPROXIMATELY 11 LINES OMITTED *** This Section 6.6 shall not be deemed to limit or prohibit Sun from continuing to develop, market, advertise, promote and distribute browsers that are 100% Pure Java or are for platforms other than personal computers or workstations, subject to the provisions of Section 4.3, nor from continuing to develop, market and promote client software other than browsers except as provided in this Section.

        6.7 SUPPORT FOR PRODUCT SUITES STANDARDS. It is the intention of the parties that all client software will support industry-standard protocols and the standards, protocols and defaults in the Product Suites, including without limitation the standards, protocols and defaults of the AOL Services Components in the Product Suites, and except as provided in Section 3.10, Sun agrees not to implement, in the Sun Systems Platform or in other software competitive with or offering similar functionality to the Product Suites, inconsistent or conflicting standards, protocols or defaults, including without limitation inconsistent or conflicting with the components, features, functionality, interfaces, protocols and APIs of the New Browser.

        6.8 IMPACT OF LICENSE TO COMPETING OEM. If, during the term of this Agreement, AOL grants an OEM license to any of the network application and server software comprising the Existing Netscape Software or any derivative works thereof developed by



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        AOL to any other Systems Platform suppliers, each such transaction must be structured so that the revenues to AOL reflect *** and in such event the Minimum Commitment as set forth in Section 4.5 for each quarter subsequent to AOL granting such a license shall be reduced by *** of the consideration received by AOL during the preceding quarter pursuant to such license agreement for the rights granted to such OEM with respect to any such software, provided that in the event AOL receives an upfront large sum or advance pursuant to such an agreement, the reduction arising from such amount shall be applied pro rata across all then remaining quarterly Minimum Commitments.

        6.9 LICENSES BY SUN. During the term of this Agreement, Sun shall structure its license transactions for the Existing Netscape Software and Designated Collaborative Software so that the revenues to Sun *** and Sun shall not enter into licenses for such software intending to (a) have a material adverse impact on the penetration rate for the business desktop as set forth in Section 4.6 or (b) materially reduce the amounts payable to AOL hereunder.

        6.10 RESOURCES. AOL and Sun shall each provide a minimum level of staffing through their respective collaborative sales forces, as set forth in the Marketing and Sales Plan, to achieve the objectives of the SE's, and AOL and Sun shall each provide a minimum level of development staffing, as set forth in the initial Collaborative Development Work Plans, to achieve the objectives of the Network Application and Server Software development MC. Sun shall be responsible for using all reasonable efforts at its expense to provide whatever remaining resources are needed to achieve the goals of each SE as set forth in the Marketing and Sales Plan and to achieve the goals set forth in the Collaborative Development Work Plan for Network Application and Server Software, but in no event will Sun be required to provide more than the maximum levels of Sun staffing set forth in the Marketing and Sales Plan and the Collaborative Development Work Plan for Network Application and Server Software. Sun will provide a level of staffing for Sun's collaborative sales force at least as large as that of AOL's collaborative sales force, and Sun shall provide a level of staffing for the Collaborative Development Activities at least as great as the staffing AOL provides for the Collaborative Development Activities. Either party may reduce its level of staffing if such party concludes that then current and reasonably anticipated business conditions no longer justify then current staffing levels. In the event the aggregate level of staffing provided by AOL in any quarter for Collaborative Development Activities and Collaborative Marketing and Sales Activities is less than ***, the otherwise applicable Minimum Sales Commitment for the next quarter shall be reduced by *** per person for such shortfall (i.e., for each person by which such staffing by AOL is below ***), provided that in the event the composition of




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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        such AOL staffing with respect to mix of salary levels changes materially, Sun and AOL will negotiate in good faith adjustments to such *** per person shortfall reduction.

7.0 ESCALATION AND DISPUTE RESOLUTION FOR COLLABORATIVE DEVELOPMENT AND MARKETING AND SALES.

        7.1 GENERAL. The parties shall attempt to promptly resolve through good faith negotiation any dispute or disagreement between them directly relating to design and development priorities and decisions and resource allocation under the Collaborative Development Work Plan for Network Application and Server Software and marketing and sales priorities and decisions under the Marketing and Sales Plans. ***APPROXIMATELY 10 LINES OMITTED***

        7.2 DEADLOCK ON MAJOR DISPUTES. ***APPROXIMATELY 48 LINES OMITTED***

8.0     PAYMENT TIMING PROVISIONS.

        8.1 TIMING. Fees payable pursuant to Section 4.1.5, 4.5 and 9.8.2 shall be paid quarterly in advance not later than the fifth business day of the quarter for which due, except that amounts payable pursuant to such Sections for the first quarter shall be paid on the Closing Date, and, in the event to first quarter is not a complete quarter, amounts payable pursuant to such Sections for the first partial quarter and the first full quarter shall be payable on the Closing Date. Unless otherwise specified, other fees shall be paid no later than 45 calendar days after the end of the quarter for which due (including fees in excess of the minimum amounts due with respect to any quarter). No fees are payable until the quarter in which the Closing Date occurs, and any fees for that quarter, including minimum quarterly fees specified in this Agreement, including in Sections 4.1.5, 4.5 and 9.8.2, shall be a pro rata amount based on the number of days remaining in such quarter. In the event the first quarter is not a complete quarter (i.e., the Closing Date occurs other than at the beginning of the quarter), any reductions in minimum revenues or other fees specified in this Agreement, including in Sections 4.1.5, 4.5 and 9.8.2, shall not apply until the second full quarter. For partial quarters at the beginning and the end of each year of the term of this Agreement, the quarterly amount payable shall be a prorated portion of the full quarterly amount specified for such year, based on the number of days in such partial quarter period. (For example, if the first anniversary of the Closing Date is March 20, 2000, the prorated Minimum Commitment payable pursuant to Section 4.5 for the partial period running from January 1, 2000 through March 20, 2000 shall be the applicable prorated portion of $78,000,000, which amount shall be due and payable on January 1, 2000, and the prorated Minimum Commitment for the partial period running



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        from March 21, 2000 through March 30, 2000 shall be the applicable prorated portion of $82,500,000, which amount shall also be due and payable on January 1, 2000.

        8.2 NO RIGHT TO WITHHOLD OR OFFSET. Sun will have no right whatsoever to withhold payment of any minimum fees or revenues provided for in Sections 4.1.5, 4.5 or 9.8.1 on the basis of any alleged right of offset or any alleged breach by AOL of any of its obligations pursuant to this Agreement or for any other reasons except to the extent permitted pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction in litigation between AOL and Sun. Notwithstanding anything to the contrary set forth in this Agreement, in the event Sun believes that AOL has breached any obligations under this Agreement, Sun shall have no right to cease paying any such minimum fees and revenues, even if Sun has terminated or purported to terminate this Agreement, and Sun's sole and exclusive remedy shall be to litigate the dispute and to continue making such payments during the pendency of the litigation. AOL shall be entitled to injunctive relief to compel Sun to continue making such payments during the pendency of such litigation.

        8.3 LATE CHARGES. In the event that either party does not receive any amounts from the other party hereunder on or before the day upon which such amounts are due and payable, and fails to cure such breach within ten (10) business days following written notice from the other party, such outstanding amounts shall thereupon be subject to payment of a late charge which shall accrue until payment at the rate of one percent (1%) per month. Amounts received by shall first be credited against any unpaid late charges accrued pursuant to this Section, and accrual of such late charges shall be in addition to and without limitation of any and all additional rights or remedies under this Agreement or at law or in equity.

9.0     INTELLECTUAL PROPERTY RIGHTS.

        9.1 OWNERSHIP. Each party shall own all preexisting software and/or technology which it makes available to the Collaborative Development Activity or which it developed or develops with its own resources without use of any intellectual property of the other party and not as part of the Collaborative Development Activities and all proprietary rights therein. To the extent such software and/or technology is incorporated into the Designated Collaborative Software, it shall, to the extent so incorporated, be subject to the provisions of Sections 9.2, 9.3 and 9.4.

        9.2 DESIGNATED COLLABORATIVE SOFTWARE. AOL shall own all improvements and modifications to any preexisting software or technology of either party, any new software and technology created through Collaborative Development Activity to create the Client Software and/or New Browser, and all newly-created intellectual property rights therein, whether completed or work in progress. Sun shall own all improvements and modifications to any preexisting software of either party and any new software and



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


        technology created through Collaborative Development Activity to create the Network Application and Server Software and all newly-created intellectual property rights therein.

        9.3 AOL LICENSE TO SUN. AOL hereby grants to Sun and its subsidiary, Sun Microsystems International, B.V. ("Sun International B.V.") a Software License to all Designated Collaborative Software owned by AOL pursuant to Sections 9.1 and/or 9.2, subject only to the payment by Sun of the amounts provided in this Agreement. Such license shall be unrestricted as to field of use, except for those limitations set forth in Section
        6.6 and 6.7. AOL also hereby grants to Sun a non-exclusive, perpetual, non-terminable, fully sublicensable right under any patents issued anywhere in the world for which AOL is or becomes the beneficial or legal owner which were reduced to practice in the course of the Collaborative Development Activity to make, have made, practice, have practiced, use, lease, sell and otherwise transfer any and all inventions, methods or processes which are the subject of any claim of any such patent.

        9.4 SUN LICENSE TO AOL. Sun shall grant to AOL a Software License to all Designated Collaborative Software owned by Sun pursuant to Sections 9.1 and/or 9.2, whether written in Java or any other programming language. Such license shall be unrestricted as to field of use. Notwithstanding the foregoing grant to AOL, AOL's rights to the Java Platform shall be governed solely by the TLDA executed concurrently herewith by the parties. Sun also hereby grants to AOL a non-exclusive, perpetual, non-terminable, fully sublicensable right under any patents issued anywhere in the world for which Sun is or becomes the beneficial or legal owner which were reduced to practice in the course of the Collaborative Development Activity to make, have made, practice, have practiced, use, lease, sell and otherwise transfer any and all inventions, methods or processes which are the subject of any claim of any such patent.

        9.5 PROCEDURES FOR LITIGATING PROPRIETARY RIGHTS CLAIMS AGAINST THIRD PARTIES. AOL and Sun agree to cooperate with one another and to negotiate in good faith procedures and terms and conditions permitting each party to pursue infringement claims against third parties with respect to the Designated Collaborative Software and other rights licensed to one another pursuant to this Agreement. The parties will consider and discuss whatever arrangements might most efficiently and fairly permit such actions to be pursued, which might include, by way of example, an assignment of an undivided joint interest in the software at issue in order to confer standing to sue on the party seeking to bring such action, an agreement by which the other party is joined as a party plaintiff in the action with provisions allocating the responsibilities and costs of litigating such claims, or some other mechanism.




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


        9.6    LICENSE TO EXISTING NETSCAPE SOFTWARE.

                9.6.1 LICENSE FOR DEVELOPMENT. As of the Closing Date, as between AOL and Sun, AOL shall own all rights in and shall grant to Sun a Software License to the Existing Netscape Software. AOL may also elect to grant to Sun a Software License to any Existing Netscape Software Upgrades that AOL makes available for Collaborative Development Activities pursuant to this Agreement. Such license shall be subject to the limitations set forth in this Agreement on Sun's marketing and licensing thereof during the term of this Agreement, which shall include those limitations set forth in Sections 6.3, 6.6 and 6.7 of this Agreement as well as limitations during and after the term of this Agreement permitting Sun and Sun International B.V. to use the Existing Netscape Software (and any Existing Netscape Software Upgrades, if any, licensed to Sun) solely for purpose of developing the New Browser, the OEM Communicator Client, and the Designated Collaborative Software as part of the Collaborative Development Activity. Such licenses shall also be subject to any contractual restrictions with third parties for the duration of such contractual restrictions. AOL represents that concurrently with the execution of this Agreement, AOL is obtaining from Netscape contractual commitments requiring that Netscape cooperate with AOL between the date of this Agreement and the Closing Date to identify any "Encumbrances" (as defined in this Section) that may adversely affect AOL's rights to Netscape Existing Software and/or any components thereof as set forth below, including without limitation AOL's rights to grant others access to source code and sublicense such rights. Such cooperation shall include granting AOL full access to Netscape technology licenses, agreements by which technology rights were acquired by Netscape and information regarding intellectual property infringement or misappropriation claims, if any, relating to the Netscape Existing Software and all components thereof. As used in this Section, "Encumbrances" means any restriction or limit that would prevent or materially limit or restrict AOL from granting pursuant to this Agreement the applicable source and binary access, use and distribution rights under Sections 9.6.1, 9.6.2 and 14.7 of the Agreement with respect to the Netscape Existing Software or any component thereof ("Sun License Rights"), including, without limitation, limitations and restrictions on source access and sublicensing fights, as well as prohibitions or requirements to obtain consents to assignment of rights from Netscape to AOL upon the Closing Date where to failure to obtain such consent would materially limit or restrict AOL's rights, including sublicensing rights. AOL further represents that it is obtaining from Netscape concurrently with the execution of this Agreement contractual commitments obligating Netscape to use reasonable efforts to remove, limit or diminish such



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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


                        Encumbrances, in a priority order to be specified by AOL. After the Closing Date, AOL shall continue such efforts. In no event shall AOL and Netscape be obligated to spend, in the aggregate, more than $25 million in out-of-pocket expenses or like-kind consideration in connection with attempting to remove, limit or diminish such Encumbrances. Sun and AOL will consider the scope and impact of any such Encumbrances in determining what work to undertake pursuant to the Collaborative Development Plans and the products to be included in the Product Suites.

                9.6.2 RESELLER RIGHTS. AOL shall grant to Sun, effective as of the Closing Date and continuing for the term of this Agreement, (a) the right to distribute the Existing Netscape Software in binary form only except as set forth below; (b) the right to use the source code for the Existing Netscape Software solely for purposes of supporting and maintaining the binary copies distributed to Sun customers; and (c) the right to license the source code for the Existing Netscape Software to OEM licensees solely for the purpose of permitting such OEM licensees to support and maintain the binary copies distributed by such OEMs, provided that Sun may provide such source code to OEM licensees only pursuant to the terms of a written agreement substantially in conformance with a form approved by AOL, which approval shall not be unreasonably withheld or delayed, containing customary terms and conditions to preserve the confidentiality of such source code and containing customary limitations and disclaimers of warranties and exclusions and limitations of liability. The rights granted to Sun pursuant to this Section 9.6.2 with respect to the Existing Netscape Software shall terminate upon expiration or termination of this Agreement, except that Sun shall retain thereafter a limited source code license to retain and use such software solely for the support of existing customers as of such expiration or termination.

                9.6.3 DELIVERY. Promptly following the Closing Date, AOL will deliver to Sun a copy of all Existing Netscape Software that is subject to the license granted pursuant to
                        Section 9.6.1 and 9.6.2.

        9.7 POST TERMINATION RIGHTS. The license rights of the parties following expiration or termination of this Agreement are set forth in Sections
        14.5 and 14.7.




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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        9.8    LICENSE FEES.

                9.8.1 PAYMENTS FROM AOL TO SUN. AOL shall pay to Sun quarterly license fees of $5 million per quarter during the term of this Agreement for the Sun-owned components licensed to AOL by Sun pursuant to Section 9.4. No license fee shall be required after expiration or termination of this Agreement for any such license rights that survive termination. AOL may allocate up to *** of the fees under this section to any payments required under any TLDA between Sun and AOL, and any unused balance of such amounts not applied to TLDA fees may be carried forward and applied to future fees under any TLDA.

                9.8.2 PAYMENTS FROM SUN TO AOL. Sun shall pay to AOL quarterly license fees during the term of this Agreement for the software and trademark rights granted to Sun by AOL pursuant to Sections 9.3, 9.6 and 12, which shall be Eighty-Six Million Dollars ($86,000,000) for the first year following the Closing Date, Ninety-Five Million Five Hundred Thousand Dollars ($95,500,000) for the second year following the Closing Date, and Ninety-Seven Million Dollars ($97,000,000) for the third year following the Closing Date, payable in quarterly payments as provided in Section 8.1. No license fee shall be required after expiration or termination of the definitive agreement for any such license rights that survive termination.

10.0    NETCENTER.

        10.1 OBJECTIVES. AOL shall develop the Netcenter to be a portal for a variety of customers with a focus on business customers in terms of the services, information and customization options offered.

        10.2 OWNERSHIP. AOL owns and controls the Netcenter without restriction and shall be responsible for all of its associated costs.

        10.3 PORTAL REVENUES. Notwithstanding anything to the contrary herein, AOL shall retain all revenue, and bear all costs, related to or derived from the Netcenter.

        10.4 PROMOTION. Sun agrees to cooperate with AOL to make the Netcenter the Sun default network portal for the Product Suites and to help gain additional traffic for the Netcenter. Without limiting the foregoing, the Netcenter will be the default home page in the New Browser, Third Party Communicator Client and OEM Communicator Client, any client applications developed by Sun pursuant to Section 3.10, the HotJava browser




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


              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        and, to the extent practicable and commercially reasonable, the Bedouin browser or any other thin client browser used on platforms other than personal computers and workstations, although Sun customers shall not be required to maintain such home page against their will. *** APPROXIMATELY 5 LINES OMITTED *** Sun shall always position the Netcenter in its meetings, promotions and advertising no less favorably than any other portal addressed in such meetings, promotions and advertising, if any, but the parties recognize and agree that the objectives of this Agreement require that Sun market and distribute the Product Suites and System Platform to other connectivity and portal vendors without restriction, and in such cases such other connectivity and portal vendors shall have the right to use and promote their own home pages and/or portals in connection with the Products Suites and System Platform.

11.0    SYSTEMS PLATFORM.

        11.1 OWNERSHIP. Sun owns and controls the Sun System Platform without restriction and shall be responsible for all of its associated costs. Sun shall develop the Sun System Platform to be the premiere foundation for Product Suites customers in terms of its performance, scalability, reliability and cost-effectiveness.

        11.2 PROMOTION. AOL agrees to cooperate with Sun to make the Sun System Platform the AOL preferred System Platform for Products Suites for both AOL and AOL EC Service Opportunities. AOL shall always position the Sun System Platform in its meetings, promotions and advertising no less favorably than any other Systems Platform addressed in such meetings, promotions and advertising, if any, but the parties recognize and agree that the objectives of this Agreement may require that AOL market and distribute the Product Suites on other System Platforms to meet customer requirements.

12.0    BRANDING.

        12.1 OWNERSHIP. Each party shall retain all rights, title and other interest to its brand names, service marks, trademarks and other proprietary markings except as expressly provided otherwise in this Agreement.

        12.2 BRAND NAMES AND TRADEMARKS. Subsequent to the execution of this Agreement and prior to the Closing Date, AOL and Sun shall negotiate in good faith and enter into a written trademark license, which shall include reasonable and customary terms, including appropriate quality control provisions, pursuant to which AOL shall license to Sun on a royalty-free, non-sublicensable basis effective as of the Closing Date:
        (a) the right to use the Netscape Communicator trademark in connection with the Third-Party Communicator




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                                       27

        Client and related sales and marketing materials, and shall license to Sun the right to use successors or replacements of the Netscape Communicator trademark in connection with the Third-Party Communicator Client and related sales and marketing materials, provided the Third-Party Communicator Client meets the requirements for branding with such mark(s); (b) the right to use the Netscape trademarks that Netscape currently uses as the titles for the Existing Netscape Software in connection with the collaborative marketing and sales of the Existing Netscape Clients pursuant to this Agreement; and (c) such other trademarks, if any, as AOL and Sun may mutually agree. Such trademarks shall be licensed to Sun following expiration or termination of this Agreement subject to reasonable quality control requirements and a reasonable transition period (not to exceed fifteen (15) months) and plan which shall be set forth in the definitive trademark license. Such trademark license shall also provide for a trademark license from AOL to Sun to use the Netscape Communicator trademark, and such other trademarks, if any, as AOL and Sun may mutually agree, for any software developed by Sun pursuant to Section 3.10, subject to such software meeting AOL's reasonable quality control and other transition requirements for such branding and subject to a phase-out of Sun's use of such trademarks in connection with such products after a reasonable transition period (not to exceed fifteen (15) months).

        12.3 BRANDING OF COLLABORATIVE SOFTWARE. The branding for the Collaborative Software shall be determined by mutual agreement of the Lead Executive and Deputy Lead Executive for marketing and sales, and each party shall have the right to use such marks in connection with the Product Suites and related sales and marketing materials during the term of this Agreement. Following any expiration or termination of this Agreement, Sun shall retain ownership of any trademark by which the entire Product Suites are identified, subject to transition or phase-out terms permitting continued use by AOL for a reasonable transition period (not to exceed fifteen (15) months), which terms and conditions shall be negotiated in good faith and embodied in a written trademark license agreement. Following any expiration or termination of the Agreement, Sun and AOL shall each have the non-exclusive right to use any titles by which the individual Network Application and Server Products in the Product Suites were identified during the term of this Agreement, provided that AOL and Sun shall differentiate their uses of such marks following any expiration or termination of this Agreement by always using any such mark in connection with a name or trademark prominently identifying AOL or Sun as the source of such goods or services (for example, AOL Commerce Server and Sun Commerce Server).

13.0    EMPLOYEE INCENTIVES.

        13.1 INCENTIVE PLAN. The parties recognize and agree that proper motivation and economic incentives for their respective employees engaged in the Collaborative Development Activity and collaborative marketing and sales is essential to its success and shall create and operate an Incentive Plan ("Incentive Plan") for all employees




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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.



        engaged full-time in the Collaborative Development Activity or in collaborative marketing and sales. Each party shall bear its own expenses in connection with its respective Incentive Plans. Compensation for the collaborative marketing and sales force will consist of base salary with an additional commission/incentive opportunity, and the commission incentive plan will (i) represent a significant part of each individual's total annual compensation (base salary plus commission/incentive plan) and (ii) support the metrics included in the Marketing and Sales Plan. The parties commit to cooperate with one another to complete the Incentive Plan as soon as practicable and commercially reasonable and prior to the Closing.

        13.2 SENIOR MANAGERS. All senior managers and above shall receive a significant portion of their compensation through an annual bonus program, tied to performance under the Collaborative Development Work Plans and/or Marketing and Sales Plans, and paid annually to those employees still employed by either party as of the date of payment of the bonus.

        13.3 SALES REPRESENTATIVES. All sales representatives shall receive a significant portion of their compensation through an incentive bonus program tied to meeting objectives under the Marketing and Sales Plans.

        13.4 POOL FOR ALL PERSONNEL. The Lead Executives and Deputy Lead Executive from each party, respectively, may make periodic project and spot bonus payments tied to performance under the Collaborative Development Work Plans and/or Marketing and Sales Plans, to employees of such party from a pool of funds of up to*** of total salaried compensation for all personnel employed by such party in such activities.

        13.5 LEAD EXECUTIVES AND DEPUTY LEAD EXECUTIVES. At least one-half of the total incentive compensation by MC for any Lead Executives or Deputy Lead Executives (other than an Executive Officer of Sun or AOL, if a Lead Executive or Deputy Lead Executive is an Executive Officer) must be provided under the IP.

14.0    TERMINATION.

        14.1 TERM. This Agreement shall terminate at midnight Pacific Daylight Time on the date three (3) years following the Closing Date.

        14.2 EARLY TERMINATION. This Agreement assumes the intended merger of Netscape and AOL. If the Closing Date does not occur on or before June 30, 1999, the parties agree to negotiate in good faith for a period of thirty (30) days thereafter in an effort to





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


        agree on alternative terms to achieve as much as possible the same effect as this Agreement using solely Sun technology, provided that if the parties fail to agree on such alternative terms within such thirty
        (30) day period, either party may elect to terminate this Agreement by giving written notice to the other party.

        14.3 TERMINATION FOR BREACH. Subject to Section 7.2 of this Agreement, either party may terminate this Agreement for a material breach of its terms by the other party by giving the other party written notice at least ninety (90) days in advance of such termination date, and the Agreement shall terminate on that date unless the breaching party has cured or corrected such breach prior to that time, provided that such ninety (90) day period shall be shortened to a ten (10) business day cure period following written notice in the event of a failure to pay amounts due pursuant to this Agreement. Without limiting the foregoing, in the event Sun fails to pay any amounts due to AOL pursuant to this Agreement, including without limitation minimum fees or revenues provided for in Sections 4.1.5, 4.5 and 9.8.2, and fails to cure such breach within the ten (10) business day cure period provided for in this Section, AOL shall have the right, exercisable upon written notice to Sun, without limiting any of AOL's other rights or remedies, to terminate this Agreement and all licenses granted to Sun by AOL, including all licenses granted to Sun by AOL pursuant to Sections 9.3,
        9.6 and 12 (in which event Sun will have no license rights pursuant to Section 14.7.1 or 14.7.2). In the event of a termination of this Agreement and all licenses granted to Sun by AOL as a result of Sun's failure to pay any minimum fees and revenues in a timely manner, Sun's obligation to pay all minimum fees and revenues provided for in Sections 4.1.5, 4.5 and 9.8.2 shall be accelerated so as to make all such fees and revenues be due and payable immediately. Notwithstanding anything to the contrary set forth in this Agreement, AOL shall have no right to terminate the licenses granted to Sun by AOL pursuant to Sections 9.3,
        9.6 and 12, except for a failure by Sun to pay any fees and revenues due pursuant to this Agreement and a failure to cure such breach in a timely manner as provided in this Section 14.3.

        14.4 LIMITATION ON AOL RIGHT TO TERMINATE LICENSES. Except in the event Sun fails to pay the fees payable under Sections 4.1.5, 4.5 and 9.8.2 as required in Section 8 (the "Specified Payment Obligations"), AOL shall have no right whatsoever to terminate or reduce Sun's license rights set forth in Sections 9.4, 9.6.1, 9.6.2, 12.2, 12.3, 14.7.1 or 14.7.2 (the
        "Licenses") on the basis of any alleged breach by Sun of any of its obligations pursuant to this Agreement or for any other reasons, except to the extent permitted pursuant to a final, non-appealable judgment obtained from a court of competent jurisdiction in litigation between AOL and Sun. Notwithstanding anything to the contrary set forth in this Agreement, in the event AOL believes that Sun has breached any obligations under this Agreement, other than the Specified Payment Obligations, AOL shall have no right to terminate or reduce such licenses, even if AOL has terminated or purported to terminate this Agreement, and AOL's sole and exclusive remedy shall be to litigate the dispute, provided that nothing contained herein shall be deemed to limit





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


        AOL's right to enforce the limitations set forth in this Agreement on the scope or duration of such licenses. Sun shall be entitled to injunctive relief to prevent AOL from terminating or limiting such licenses in any way other than as expressly allowed in this Section.

        14.5 TERMINATION ON A CHANGE IN CONTROL. During the term of this Agreement, if either party is acquired or if any third-party acquires effective voting control of either party, such party shall promptly notify the other party in writing, and the other party may terminate this Agreement effective six (6) months after receipt of such notice; provided that if Sun terminates this Agreement pursuant to this Section 14.4, it shall be obligated to continue to pay all then remaining minimum payments and fees that would have been due if this Agreement had expired on the date set forth in Section 14.1, when and as such minimum payments and fees would otherwise be payable pursuant to this Agreement.

        14.6 AOL POST TERMINATION LICENSE RIGHTS. Following any expiration or termination of this Agreement, AOL shall be free to further develop and enhance the Designated Collaborative Software for its own account in all respects, shall be entitled to full ownership of any AOL separately developed code based on or derived from the Designated Collaborative Software, including without limitation any AOL separately developed modifications and enhancements to the Designated Collaborative Software (such as, by way of example, the Third Party Communicator Client and AOL Distributed Communicator Client), shall have no duty to account to or pay Sun with respect to any use or exploitation of the Designated Collaborative Software, and shall not be subject to any limitations on field of use with respect to the Designated Collaborative Software. Following any expiration or termination of this Agreement, AOL shall have no rights of any kind to any software developed by Sun, which does not constitute Collaborative Software or Designated Collaborative Software.

        14.7   SUN POST TERMINATION LICENSE RIGHTS.

                14.7.1 DESIGNATED PRODUCTS. As used in this Agreement, "Designated Products" means (a) any network applications and server software included in the Product Suites or marketed and sold through Collaborative Marketing and Sales Activities pursuant to the Marketing and Sales Plan at any time during the term of this Agreement, and
                        (b) the Designated Collaborative Software. Except as provided in Section 14.3, Sun and Sun International B.V. shall be granted effective upon expiration or termination of this Agreement a Software License to the Designated Products and shall be free following any expiration or termination of this Agreement to further develop and enhance any Designated Products for their own respective accounts in all respects, shall be entitled to full ownership of any Sun and Sun International B.V. separately developed code based on or derived from the Designated Products, including without limitation any Sun





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              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


                        separately developed modifications and enhancements to the Designated Products, shall have no duty to account to or pay AOL with respect to any use or exploitation of the Designated Products, and shall not be subject to any limitations on field of use with respect to the Designated Products (including without limitation those limitations set forth in Sections 6.3, 6.6 and 6.7 of this Agreement), provided that (a) AOL may elect to require that, within one hundred eighty (180) days following any expiration or termination of this Agreement, Sun cease to distribute and remove from any Designated Products and derivative works thereafter marketed or distributed by Sun and Sun International B.V. any or all AOL Service Components, as specified by AOL, and (b) such license shall be subject to any contractual restrictions with third-parties for the duration of such contractual restrictions.

                14.7.2 THIRD PARTY COMMUNICATOR CLIENT AND AOL DISTRIBUTED COMMUNICATOR CLIENT. Following any expiration or termination of this Agreement, Sun shall have no rights of any kind to the Third Party Communicator Client or the AOL Distributed Communicator Client or any software developed by AOL which does not constitute Designated Software, other than a limited source code license to retain and use such software solely for the support of existing customers as of such expiration or termination.

                14.7.3 DELIVERY. Promptly following expiration or termination of this Agreement, AOL shall deliver to Sun a copy of all source code and binary code comprising the Designated Products to the extent Sun does not already have such code in its possession.

        14.8    PURCHASE OF SUN PRODUCTS AND SERVICES POST-TERMINATION.

                14.8.1 EC(2) PRODUCTS AND SERVICES. For seven years after the expiration or termination of this Agreement for any reason other than (a) a termination by Sun arising from a material breach by AOL or (b) a termination pursuant to Section 14.2 resulting from a failure of the Closing Date to occur, AOL will be entitled to purchase Sun ***

                14.8.2 OTHER PRODUCTS AND SERVICES. For seven years after the expiration or termination of this Agreement for any reason other than (a) a termination by Sun arising from a material breach by AOL or (b) a termination






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


              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


                        pursuant to Section 14.2 resulting from a failure of the Closing Date to occur, AOL will be entitled to purchase
                        ***

        14.9 POST TERMINATION LIMITATIONS. For a period of eighteen (18) months following any termination or expiration of this Agreement (other than a termination arising from a material breach by the other party), each party agrees to continue to market and distribute the Network Applications and Server Software in a manner generally consistent with the manner in which such Network Applications and Server Software were marketed and distributed by such party during the term of this Agreement, and each party agrees not to sell or dispose of all or substantially all of its respective rights in such software during such eighteen (18) month period, provided that this Section shall not be deemed to limit or prohibit either party from selling or disposing of such rights in connection with a merger or sale of assets in which a third party acquires or succeeds to all or substantially all of such party's assets, including such rights.

15.0    GENERAL REPRESENTATIONS AND WARRANTIES.

        15.1 AOL REPRESENTATIONS AND WARRANTIES. AOL warrants, covenants and represents to Sun that:

                15.1.1 AOL has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it pursuant to this Agreement;

                15.1.2 the execution of this Agreement and the performance by AOL of its obligations and duties under this Agreement shall not violate any agreement to which AOL is a party or the rights of any other party; and

                15.1.3 AOL is not relying on nor does Sun make any representations, warranties or agreements not expressly provided for in this Agreement.

        15.2 SUN REPRESENTATIONS AND WARRANTIES. Sun warrants, covenants and represents to AOL that:

                15.2.1 Sun has the full corporate right, power and authority to enter into this Agreement, to perform the acts required of it;





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                15.2.2  the execution of this Agreement and the performance by
                        Sun of its obligations and duties under this Agreement shall not violate any agreement to which Sun is a party or the rights of any other party; and

                15.2.3 Sun is not relying on nor does AOL make any representations, warranties or agreements not expressly provided for in this Agreement; and

16.0 NO PROPRIETARY RIGHTS INDEMNITY. Neither AOL nor Sun makes any warranties with respect to noninfringement and expressly disclaim all implied warranties of title and against infringement. Neither AOL nor Sun shall have any obligation to defend or indemnify the other against any third party claims of infringement or misappropriation of any proprietary rights in any materials or technology provided by either party to the other or developed pursuant to this Agreement.

17.0 OTHER REMEDIES CUMULATIVE. Except where otherwise specified, the rights and remedies granted to a party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity, including, without limitation, rights or remedies under applicable patent, copyright, trade secret or proprietary rights laws, rules or regulations.

18.0 AUDIT RIGHTS. AOL and Sun agree to allow mutually acceptable independent CPA auditors, which auditors shall not be compensated on a contingency basis and shall be bound to keep all information confidential except as necessary to disclose discrepancies to the other party, to audit and analyze relevant accounting records of each other to ensure compliance with all terms of this Agreement. Any such audit shall be permitted within thirty (30) days of one party's receipt from the other of a written request to audit, during normal business hours, at a time mutually agreed upon. The cost of such an audit shall be borne by the requesting party unless a material discrepancy is found, in which case the cost of the audit shall be borne by the other party. A discrepancy shall be deemed material if it involves a payment or adjustment of more than five percent (5%) of the amount actually due from the paying party in any given quarter. Audits shall occur no more frequently than once per calendar year and shall not interfere unreasonably with the audited party's business activities and shall be conducted in the audited party's facilities during normal business hours on reasonable notice. An audit may cover any period; provided that: (i) the period has not been previously audited; and (ii) the period under audit is within a three year period immediately preceding the commencement of the audit. A party shall promptly reimburse the other for the amount of any discrepancy arising out of such audit which indicates that such party is owed amounts hereunder as well as the costs of the audit, if applicable, as provided above.






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


19.0    LIMITATION OF LIABILITY; EXCLUSION OF DAMAGES; DISCLAIMER OF WARRANTIES.

        19.1 EXCLUSION OF DAMAGES. NEITHER PARTY HERETO SHALL, UNDER ANY CIRCUMSTANCES, BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR EXEMPLARY DAMAGES, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

        19.2 LIMITATION OF LIABILITY. UNDER NO CIRCUMSTANCES SHALL EITHER PARTY'S TOTAL LIABILITY OF ALL KINDS ARISING OUT OF OR RELATED TO THIS AGREEMENT REGARDLESS OF THE FORUM AND REGARDLESS OF WHETHER ANY ACTION OR CLAIM IS BASED IN CONTRACT, TORT NEGLIGENCE OR OTHERWISE, EXCEED THE SUM OF (a) FIFTY MILLION DOLLARS; PLUS (b) ALL AGGREGATE AMOUNTS PAID BY SUCH PARTY TO THE OTHER FOLLOWING NOTIFICATION TO THE OTHER PARTY OF AN ALLEGED MATERIAL BREACH GIVING RISE TO AN ALLEGED RIGHT OF TERMINATION.

        19.3 EXCEPTIONS. THE EXCLUSIONS OF DAMAGES AND LIMITATIONS OF LIABILITY SET FORTH IN SECTIONS 19.1 AND 19.2 SHALL NOT OPERATE TO LIMIT (a) AMOUNTS ACTUALLY DUE AND PAYABLE PURSUANT TO THE EXPRESS TERMS OF THIS AGREEMENT, OR (b) AMOUNTS OTHERWISE RECOVERABLE BY ONE PARTY FROM THE OTHER IN AN ACTION AT LAW OR IN EQUITY ARISING FROM THE OTHER PARTY'S INFRINGEMENT OR MISAPPROPRIATION OF ANY PATENTS, COPYRIGHTS, TRADE SECRETS OR OTHER PROPRIETARY RIGHTS DURING OR AFTER THE TERM OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION INFRINGEMENT OR MISAPPROPRIATION CLAIMS ARISING FROM THE OTHER PARTY'S BREACH OF THIS AGREEMENT.

        19.4 DISCLAIMER OF WARRANTIES. NEITHER SUN NOR AOL MAKES ANY WARRANTIES TO THE OTHER WITH RESPECT TO THE OPERATION OR PERFORMANCE OF ANY OF THE SOFTWARE DEVELOPED OR LICENSED BY EITHER PARTY TO THE OTHER PURSUANT TO THIS AGREEMENT, AND SUN AND AOL EACH HEREBY DISCLAIMS ALL SUCH WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

20.0    MISCELLANEOUS PROVISIONS

        20.1 NOTICES. Any notice, consent, approval, request, authorization, direction or other communication under this Agreement ("Notice") that is required to be given in writing will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by confirmed facsimile; (ii) on the delivery date if delivered personally to the





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                                       35
        party to whom the same is directed; (iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will also be deemed to have been delivered and given for all purposes on the delivery date if delivered by electronic mail from an AOL.com email address via the U.S. America Online brand service to screenname "AOLNotice@AOL.com." Notices shall be addressed as follows:

                To Sun:

                        In the case of Sun, such notice will be provided to both:

                                   Chief Strategy Officer
                                   Sun Microsystems, Inc.
                                   901 San Antonio Road
                                   MS CUP-01
                                   Palo Alto, California 94033
                                   Fax no.

                                   And

                                   Vice President and General Counsel
                                   Sun Software and Technology
                                   901 San Antonio Road
                                   MS CUP-01
                                   Palo Alto, California 94033
                                   Fax No. (408) 517-1757

                To AOL:

                        In the case of AOL, such notice will be provided to both:

                                   Senior Vice President for Business Affairs
                                   America Online, Inc.
                                   22000 AOL Way
                                   Dulles, Virginia 20166
                                   Fax no. 703-265-1206






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                                       36

                                   And

                                   Deputy General Counsel
                                   American Online, Inc.
                                   22000 AOL Way
                                   Dulles, Virginia 20166
                                   Fax no. 703-265-1105

        20.2 SECTION 365(n) OF BANKRUPTCY CODE. All rights and licenses granted under or pursuant to this Agreement by Sun to AOL or by AOL to Sun are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, 11 U.S.C. Section 101, et seq. (the "Bankruptcy Code"), licenses of rights to "intellectual property" as defined under Section 101(56) of the Bankruptcy Code. The parties agree that AOL and Sun, as licensees of such rights and licenses, shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code; provided such licensee party abides by the terms of this Agreement.

        20.3 DUE DILIGENCE. In connection with the intended merger of AOL and Netscape, AOL and Sun has each conducted certain due diligence with respect to Netscape and its products, services, business and technology. At Sun's request, AOL has made available to Sun certain information and analysis learned or developed by AOL in the course of its due diligence. Neither Sun nor AOL makes any representations or warranties to the other regarding Netscape or any aspect of its business, products, services or technology, and Sun and AOL each understands, acknowledges and agrees that it is responsible for conducting whatever due diligence it may desire to conduct. Neither AOL nor Sun makes any representations or warranties to the other regarding the accuracy of any materials provided to either party by Netscape or the accuracy of any analysis or conclusions which either party may have made based on any such information provided by Netscape or the accuracy of any such information, materials, analysis or conclusions which AOL and Sun may have provided to the other party.

        20.4 EMPLOYEES. Each party shall be responsible for paying all salaries, wages, employee benefits and associated expenses for which its own employees are eligible under such party's employment policies, any legally required benefits or insurance, any taxes or governmental charges payable or subject to withholding in connection with the employment of such party, and any expenses associated with such employees activities under this Agreement. Each party shall have exclusive supervision and control with respect to its own respective employees and shall have no right to supervise, control, discipline, terminate or reassign any employees of the other party. In the event that either party makes a reasonable and good faith determination that an employee of the other party working on Collaborative Development Activities or Collaborative Marketing and Sales Activities lacks requisite skills or experience, does not work well with other project team members, or is otherwise unsatisfactory, the parties will consult with one another in





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


        good faith regarding whether such employee should be replaced, provided that the final determination as to whether to retain, reassign or terminate any employee shall be made solely by the party employing such individual.

        20.5 NON-EXCLUSIVITY. Sun and AOL agree except for any express obligations of AOL and Sun as set forth in this Agreement, nothing in this Agreement is intended or shall be construed to prohibit or restrict either AOL or Sun from developing or acquiring products or services similar to or competitive with products or services of the other party.

        20.6 WAIVER. The waiver by either party of a breach of or a default under any provision of this Agreement, shall not be construed as a waiver of any subsequent breach of the same or any other provision of the Agreement, nor shall any delay or omission on the part of either party to exercise or avail itself of any right or remedy that it has or may have hereunder operate as a waiver of any right or remedy. Except as expressly provided herein to the contrary, no amendment or modification of any provision of this Agreement shall be effective unless in writing and signed by a duly authorized signatory of Sun and AOL.

        20.7 COSTS AND EXPENSES. Except as expressly provided herein to the contrary, each party shall be responsible for its costs and expenses incurred in connection with the negotiation and execution of this Agreement and its performance hereunder.

        20.8 NO PARTNERSHIP. No agency, partnership, joint venture, or employment is created as a result of this Agreement and neither AOL nor AOL's agents shall have any authority of any kind to bind Sun in any respect whatsoever, nor shall Sun or Sun's agents have any authority of any kind to bind AOL.

        20.9 HEADINGS. The captions and section and paragraph headings used in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.

        20.10 ATTORNEYS' FEES. If any party to this Agreement brings an action against the other party to enforce its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, attorneys' fees and costs incurred in connection with such action, including any appeal of such action.

        20.11 SEVERABILITY. If the application of any provision or provisions of this Agreement to any particular facts of circumstances shall be held to be invalid or unenforceable by any court of competent jurisdiction, then: (i) the validity and enforceability of such provision or provisions as applied to any other particular facts or circumstances and the validity of other provisions of this Agreement shall not in any way be affected or impaired thereby, and (ii) such provision or provisions shall be reformed without further





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                                       38
        action by the parties hereto and only to the extent necessary to make such provision or provisions valid and enforceable when applied to such particular facts and circumstances.

        20.12 ENTIRE AGREEMENT. This Agreement, including the attachments hereto, constitute the entire agreement between the parties concerning the subject matter hereof and supersedes all proposals or prior agreements whether oral or written, and all communications between the parties relating to the subject matter of this Agreement and all past courses of dealing or industry custom.

        20.13 NO PRESUMPTIONS. No presumption shall arise in interpreting the provisions of this Agreement by virtue of the role a party or its counsel played in drafting this Agreement or any provision hereof.

        20.14 ASSIGNMENT AND SUBLICENSES. This Agreement may not be assigned by either party without the prior written consent of the other party, except that subject to the provisions of Section 14.4 of this Agreement permitting termination of this Agreement by either party in the event of an acquisition or change of control of the other party during the term of this Agreement: (a) either party shall have the right, without the other party's consent, to assign this Agreement and its rights and obligations thereunder to any successor of such party by way of merger or consolidation or the acquisition of substantially all or a material portion of the business and assets of the assigning party relating to this Agreement or the licenses granted pursuant to the definitive Agreement (a "Successor"); and (b) either party shall have the right, without the other party's consent, and without limiting any of its other rights under the licenses, to sublicense any and all licenses granted pursuant to this Agreement to any Successor. These rights shall be retained provided that such Successor or sublicensee shall expressly assume all of the obligations and liabilities of the assigning or sublicensing party to the other party relating to such definitive agreement or licenses.

        20.15 APPLICABLE LAW. This Agreement shall be governed by the laws of the State of California.

21.0 DEFINITIONS. As used in this Agreement, the following terms have the indicated meanings:

        21.1 AOL EC SERVICE OPPORTUNITIES are sales opportunities to sell to a specific business opportunity within a commercial customer, including both new commerce startup companies and major established companies, looking to establish EC(2) relationships with AOL, where the essence of the sale and relationship with AOL is the provision of EC2 services (including, for example, providing Netcenter services, Netcenter offerings and/or consumer traffic) and the sale of the Product Suites is secondary to the transaction.







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                                       39

              CONFIDENTIAL INFORMATION OMITTED AND FILED SEPARATELY
                  WITH THE SECURITIES AND EXCHANGE COMMISSION.
                      ASTERISKS (*) DENOTE SUCH OMISSIONS.


        21.2 AOL DISTRIBUTED COMMUNICATOR CLIENT or AOL DISTRIBUTED COMMUNICATOR CLIENT shall have the meaning specified in Section 2.1.

        21.3 AOL SERVICE COMPONENTS are software, services or linkages to AOL Service Offerings, such as, without limitation,***, built-in software links to AOL default home page, etc.

        21.4 AOL SERVICE OFFERINGS means AOL service offerings providing customers with content, electronic commerce, communication and other services, such as, without limitation, service portions of AOL services such***, default home page,***, remote dial-up access, AOL calendar, etc.

        21.5 ASSOCIATED SERVICES means with respect to any software or hardware, any support, maintenance, training, installation, and other professional services associated with the applicable software or hardware and any development and customization services associated with the applicable software.

        21.6 CLIENT SOFTWARE means the New Browser, the OEM Communicator Client, the Third Party Communicator Client and the AOL Distributed Communicator Client.

        21.7 CLOSING DATE means the date on which the intended merger of AOL and Odyssey closes in accordance with the Agreement and Plan of Merger between AOL and Odyssey.

        21.8 COLLABORATIVE DEVELOPMENT ACTIVITY means all activities contemplated under this Agreement to be conducted under Collaborative Development Work Plans relating to the development of certain software packages comprising those components of the Product Suites that are to be developed collaboratively by the parties.

        21.9 COLLABORATIVE DEVELOPMENT WORK PLANS shall have the meaning specified in Section 5.3.5.

        21.10 COLLABORATIVE MARKETING AND SALES ACTIVITY means all activities contemplated under this Agreement related to collaborative marketing and sales of the Product Suites, including all activities under the Marketing and Sales Plans

        21.11 COLLABORATIVE SOFTWARE means all software developed through Collaborative Development Activity, including without limitation the OEM Communicator Client, the Third Party Communicator Client, the New Browser and the Network Application and Server Software. Collaborative Software does not include the Netcenter, the AOL






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                                       40

        Distributed Communicator Client, the AOL Service Components, the AOL Service Offerings, or the Sun Systems Platform. Collaborative Software does not include the Existing Netscape Software except to the extent that such Existing Netscape Software is modified or enhanced through Collaborative Development Activity to create a derivative work based on such Existing Netscape Software.

        21.12 DESIGNATED COLLABORATIVE SOFTWARE means the Collaborative Software other than the Third Party Communicator Client.

        21.13 DESIGNATED PRODUCTS shall have the meaning specified in Section 14.7.1.

        21.14 DEPUTY LEAD EXECUTIVES for collaborative development activity shall have the meaning specified in Section 5.3.

        21.15 DEPUTY LEAD EXECUTIVE for collaborative marketing and sales activity shall have the meaning specified in Section 5.4.

        21.16 EC(2) shall have the meaning specified in Section 1.0.

        21.17 EXECUTIVE REPRESENTATIVE shall have the meaning specified in
        Section 5.1.

        21.18 EXISTING NETSCAPE SOFTWARE means all Netscape client and server software (including without limitation development tools, tests and other development components) in existence as of the Closing Date, and any maintenance upgrades and new releases of such software, if any, which were already in progress at Netscape, provided such upgrades or releases are completed and either scheduled to be commercially released by AOL or actually released by AOL within a period of three (3) months following the Closing Date. Existing Netscape Software does not include any software developed pursuant to Collaborative Development Activity contemplated under this Agreement and does not include the Third Party Communicator Client or AOL Distributed Communicator Client.

        21.19 EXISTING NETSCAPE SOFTWARE UPGRADES means all updates, modifications, enhancements and new releases of the Existing Netscape Software, if any, which AOL elects to develop based on the Existing Netscape Software, which AOL develops outside of Collaborative Development Activities and that therefore do not constitute Collaborative Software pursuant to this Agreement.

        21.20 GROSS MARGIN means gross revenues booked by a party in connection with the sale and or licensing of software and/or Associated Services less (a) such party's Cost of Goods associated with such software and/or Associated Services and (b) sales commissions paid by such party in connection with the sale or licensing of such software and/or Associated Services. For purposes of this definition, "Cost of Goods" means, with







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                                       41

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        respect to software, costs of goods calculated in accordance with
        Generally Accepted Accounting Principles. For purposes of this definition, "Cost of Goods" means, with respect to Associated Services, all personnel and associated costs of providing such services, calculated in accordance with generally accepted accounting principles.

        21.21 JAVA PLATFORM means the Java Virtual Machine and, with respect to any particular level or implementation of Java technology, such as, by way of example, the Java Development Kit or Personal Java, those Java classes required in the Sun specification for such level or implementation of the Java Platform technology.

        21.22 JRE shall have the meaning specified in Section 3.6.

        21.23 LEAD EXECUTIVES for collaborative development shall have the meaning specified in Section 5.3.

        21.24 LEAD EXECUTIVE for collaborative marketing and sales shall have the meaning specified in Section 5.4.

        21.25 MARKETING AND SALES PLAN shall have the meaning specified in
        Section 5.4.1.

        21.26 MC shall have the meaning specified in Section 5.3.1.

        21.27 MINIMUM COMMITMENT shall have the meaning specified in Section
        4.5.

        21.28 NEW BROWSER shall have the meaning specified in Section 2.4.

        21.29 NETCENTER means the web site(s) operated and branded by Netscape as it may change from time to time, but which currently includes web site hosting, search engine capabilities, free email, and a variety of content channels covering sports, finance, entertainment and other topics and service offerings.

        21.30 OEM COMMUNICATOR CLIENT shall have the meaning specified in
        Section 2.3.

        21.31 PRODUCT SUITES means suites of products and services assembled and marketed pursuant to the Marketing and Sales Plan, which may include the Third Party Communicator Client, the OEM Communicator Client, the New Browser, the Network Application and Server Software, and any other software assembled and marketed pursuant to the Marketing and Sales Plan, as well as communication services, directory services, commerce servers, application servers, electronic mail, electronic collaboration software, web servers, proxy servers and other related software.

        21.32 RELEASE means, with respect to any software product, the first commercially released version of such product and any subsequent commercially released versions of






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        such product incorporating modifications, updates, enhancements, corrections, patches and/or improvements.

        21.33 SDK shall have the meaning specified in Section 2.4.

        21.34 SE shall have the meaning specified in Section 5.4.2.

        21.35 SOFTWARE LICENSE means a non-exclusive, irrevocable, perpetual, worldwide, royalty-free license, which (except as otherwise specified in this Agreement) survives termination of this Agreement, to use, modify, publish, reproduce, distribute, transmit, display and perform, through any and all methods and technologies now known or hereafter invented, in source or binary form, in whole or in part, alone or with other software or technology including the right to sublicense such rights through multiple tiers of distribution and being subject only to the provisions specifically contained in this Agreement on license fees during the term of this Agreement and permitted fields of use during and after the term of this Agreement, as applicable.

        21.36 SYSTEMS PLATFORM means those platforms comprising software and hardware on which the Product Suites operate, whether Sun's or a third party's and shall include, as applicable, Microsoft Windows NT, HP-UX, IBM AIX and Linux in addition to Sun's software and hardware.

        21.37 THIRD PARTY COMMUNICATOR CLIENT shall have the meaning specified in Section 2.2.

        21.38 TLDA means the Technology License and Distribution Agreement entered into between Sun and AOL concurrently herewith.

        21.39 SUN SYSTEMS PLATFORM means the Sun software and Sun hardware on which the Product Suites operate.






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                                       43

IN WITNESS WHEREOF, the parties have executed this Strategic Development and Marketing Agreement this 23rd day of November, 1998.


AMERICA ONLINE, INC.                   SUN MICROSYSTEMS, INC.


By:  /s/  DAVID M. COLBURN             By: /s/ WILLIAM J. RADUCHEL
   --------------------------------       --------------------------------------

David M. Colburn                       William J. Raduchel
Senior Vice President,                 Chief Strategy Officer
Business Affairs



                                       44